Exhibit 10.1A

ALIGOS THERAPEUTICS / EMORY UNIVERSITY

LICENSE AGREEMENT OF JUNE 26, 2018

Table of Contents:

Preamble
Article 1	Definition of Terms
Article 2	Grant
Article 3	Financial Considerations
Article 4	Diligence
Article 5	Reports and Records
Article 6	Ownership of Inventions and Patent Prosecution
Article 7	Duration and Termination
Article 8	Confidentiality and Publication
Article 9	Arbitration and Governing Law
Article 10	Indemnification and Insurance
Article 11	Representations and Warranties
Article 12	Payments and Notices
Article 13	Assignment
Article 14	Non-Use of Names
Article 15	Export Control
Article 16	Marking
Article 17	Severability
Article 18	Anti-Kickback and Stark Law
Article 19	Headers
Article 20	Benefit and Waiver
Article 21	Entire Agreement
Article 22	Force Majeure
Article 23	Counterparts

ALIGOS THERAPEUTICS / EMORY UNIVERSITY

LICENSE AGREEMENT of JUNE 26, 2018

This License Agreement (the “Agreement”) is entered into and made effective as of June 26, 2018, (the “Effective Date”) by and between Emory University ( “Emory”), a Georgia nonprofit corporation with offices at 1599 Clifton Road NE, 4th Floor, Atlanta, Georgia 30322, and Aligos Therapeutics, Inc. (“Aligos”), a Delaware corporation having its principal offices at 1 Corporate Drive, 2nd Floor, South San Francisco, California 94080.

W I T N E S S E T H

WHEREAS, Emory owns and may acquire certain proprietary know-how, patent applications and/or patents pertaining to hepatitis B virus (“HBV”) capsid assembly modulator compounds developed by Raymond F. Schinazi, Sebastien Boucle, Franck Amblard, Ozkan Sari and Leda Bassit (the “Inventors”) having Emory Tech ID 16089;

WHEREAS, Aligos wishes to contribute to the further research and development of the Licensed Rights (defined below) through the research project to be described in the Development Plan (defined below) and to obtain an exclusive license to the Licensed Rights; and

WHEREAS, Emory is willing to grant such a license to Aligos, in consideration of Aligos’s satisfaction of its obligations hereunder, and for other good and valuable consideration as set forth herein below.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants set forth below, the parties hereto agree as follows:

Article 1

DEFINITION OF TERMS

1.1    “Affiliate” shall mean any affiliate that Aligos authorizes to practice under the Licensed Rights; “affiliate” shall mean any legal entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with Aligos. With respect to an entity, the terms “ownership” and “control” shall mean (a) possession, or the right to possession, of at least 50% of the equity; (b) the power to direct the management and policies; (c) the power to appoint or remove a majority of the board of directors; and/or (d) the right to receive 50% or more of the profits or earnings. The term “entity” includes without limitation any corporation or other organization.

1.2    “Commercially Reasonable Efforts” shall mean [****]

1.3    “Confidential Information” shall mean any information exchanged between Emory and

Aligos, its Affiliates or affiliates and Sublicensees, either orally or in writing or other tangible medium, regarding the Licensed Rights or this Agreement and/or the performance of either party hereunder other than that which:

i.    is already in the recipient party’s possession at the time of disclosure as evidenced by the recipient party’s contemporaneous written records;

ii.    is or later becomes part of the public domain through no fault of the recipient party;

iii.    is received from a third party having no obligations of confidentiality to the disclosing party;

iv.    is independently developed by the recipient party without the use of or reliance upon Confidential Information as evidenced by the recipient party’s contemporaneous written records; or

v.    is required by law, administrative or judicial order to be disclosed.

In the event that information is required to be disclosed pursuant to subsection (v), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or administrative or judicial regulation. The disclosing party shall endeavor in good faith to mark tangible Confidential Information as “Confidential” and to confirm orally disclosed Confidential Information as “Confidential” in writing, given the understanding that failure to mark orally disclosed Confidential Information as “Confidential” in writing does not constitute a designation of non-confidentiality, particularly when the confidential nature is apparent from context and subject matter.

1.4    “Control” shall mean, with respect to any item of intellectual property, the ability of a party to grant access to, or a license or sublicense of, such item without violating the terms of any agreement or other arrangement with any third party.

1.5    “Development Plan” shall have the meaning ascribed to it in Section 4.1 hereof.

1.6    “Enabled Compound” shall mean any compound other than a Licensed Compound that would be encompassed by a Valid Claim of the Licensed Patents.

1.7    “Field” shall mean all therapeutic and prophylactic uses for any compound.

1.8    “Final Regulatory Approval” shall mean obtaining the last required approval, license, registration, permit, notification or authorization (or waiver) of any regulatory authority that is necessary for the commercialization of a product in a country or jurisdiction, including any required pricing or reimbursement approval required in such country or jurisdiction.

1.9    “Functional Cure” shall mean, with respect to HBV, the sustained loss of HBsAg and induction of anti-HBsAg, normalization of liver tests (eg ALT, AST) and loss of serum/plasma HBV DNA, all at six months after cessation of therapy, or, alternatively the accepted definition by the FDA at the time of product approval. For each other indication other than HBV for which a Combination Product may be used, the parties will in good faith discuss and mutually agree upon a reasonable definition of “Functional Cure” for purposes of this Agreement.

1.10    “Initiation of Phase I Clinical Trial” shall mean first administration of Licensed Product to a patient enrolled in the first human clinical trial for such Licensed Product for a certain disease(s), as applicable, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as required in 21 C.F.R. §312.21(a).

1.11    “Initiation of Phase II Clinical Trial” shall mean first administration of Licensed Product to a patient enrolled in the first human clinical trial for such Licensed Product for a certain disease(s), as applicable, the principal purpose of which is preliminary evaluation of clinical efficacy and safety, and/or to obtain an indication of the dosage regimen required.

1.12     “Initiation of Phase III Clinical Trial” shall mean first administration of Licensed Product to a patient enrolled in the first human clinical trial for such Licensed Product for a certain disease(s), as applicable, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied.

1.13    “Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice during the Term of this Agreement.

1.14    “Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Licensed Product sold by Aligos or its Affiliates or Sublicensees to the first third party after deducting, if not previously deducted, from the amount invoiced or received:

•	customary trade, cash, and quantity discounts actually allowed and taken other than early payment cash discounts;

•	credits actually given for: rejected or returned products, rebates granted to customers including managed health care or governmental organizations, chargebacks;

•	retroactive price reductions that are actually allowed or granted;

•	deductions actually incurred for: Health Care Reform fees and similar deductions to gross invoice price of Licensed Product imposed by regulatory authorities or other governmental entities;

•	sales commissions paid to third party distributors and/or selling agents;

•	an amount to cover bad debt actually incurred, early payment cash discounts, transportation and insurance and custom duties, if actually paid; and

•	the standard inventory cost of devices or delivery systems used for dispensing or administering Licensed Product.

For the purpose of this Agreement, “Active Ingredient” shall mean any therapeutically or prophylactically active ingredient or product. With respect to sales of Combination Products, Net Sales shall be calculated by multiplying the total Net Sales of such Combination Product by the fraction A/A+B where A is the actual sale price of the Licensed Product in the same dosage amount in the applicable country if sold separately and B is the sum of the actual sale prices of all other Active Ingredients in the Combination Product in the applicable country if sold separately during the applicable quarter. For purposes of the calculation of B, the sale prices of other Active Ingredients would not be factored in if the other Active Ingredients are molecules that are available generically or do not contribute to the Functional Cure rate. If A or B cannot be determined because values for the Licensed Product or Active Ingredient(s) sold alone are not available in an applicable country, or are in good faith reasonably disputed by a party hereto then Aligos and Emory shall agree upon an appropriate allocation for the fair market value of the Licensed Product and other Active Ingredients in the Combination Product to determine Net Sales for such Combination Product. In the event the parties are unable to agree on an appropriate allocation for such fair market value, the issue may be adjudicated through binding arbitration pursuant to Article 9 hereof.

1.15    “Combination Product” shall mean either a single pharmaceutical formulation containing as its Active Ingredients both a Licensed Compound or an Enabled Compound and one or more other Active Ingredients, or a combination therapy comprised of a Licensed Product and one or more therapeutically or prophylactically active products priced and sold in a single package containing such multiple products. All references to Licensed Product in this Agreement shall be deemed to include Combination Product.

1.16    “Licensed Compound” means those specific compounds which are set forth in Appendix C attached hereto. As set forth in Section 2.5, Appendix C may be updated from time to time to include additional compounds that are Enabled Compounds as of the Effective Date of this Agreement.

1.17    “Licensed Know-how” shall mean the know-how set forth on Exhibit 1.17 hereto.

1.18    “Licensed Patents” shall mean the patent application listed in Appendix A and all U.S. patent applications making a proper claim of priority to the foregoing, including divisionals and equivalent continuations (but excluding continuations-in-part), as well as foreign equivalents of same, and all patents issuing therefrom and extensions of same, including reissues and re-examinations.

1.19    “Licensed Product” shall mean any product in the Field containing a Licensed Compound or an Enabled Compound, wherein the making, use, sale, offer to sell, or import of which in the relevant country or countries infringes or would infringe one or more Valid Claims, but for the Licensed Rights granted herein. For the purposes of clarity, any product sold by Aligos that infringes a Valid Claim of the Licensed Patents shall be a Licensed Product.

1.20    “Licensed Rights” shall mean collectively the Licensed Patents and Licensed Know-how.

1.21     “Patenting Costs” shall mean any past or ongoing costs incurred or to be incurred by Emory, including government fees and attorneys’ fees, in the course of preparing, filing, prosecuting, issuing and maintaining any of the Licensed Patents, including continuations, extensions, re-examinations, reissues and appeals.

1.22    “Sublicensee” shall mean any non-affiliated third party to whom Aligos has granted a Sublicense.

1.23    “Sublicense” shall mean an agreement in which Aligos (i) grants or otherwise transfers to a Sublicensee any of the rights to Licensed Patents granted by Emory to Aligos hereunder, or (ii) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of same.

1.24    “Sublicensing Revenue” shall mean the fair market cash value of license issue fees and other upfront licensing fees received by Aligos from Sublicensees under or otherwise in connection with its Sublicenses. In the event that Aligos received equity or other non-cash consideration as part of an upfront payment, the percentage of non-cash payments shall be calculated as a percentage of the then current fair market value of such equity or other non-cash consideration. For clarity, the purchase by a Sublicensee of shares of Aligos as specified in a sublicense agreement shall be considered a non-cash payment to Aligos.

1.25    “Territory” shall mean the entire world.

1.26    “Valid Claim” shall mean (a) a claim of any issued, unexpired Licensed Patent that has not been withdrawn, canceled, or disclaimed, and has not been held unenforceable or invalid by a court of competent jurisdiction in the relevant country in an unappealable or unappealed decision, or has not been held unpatentable in any post-issuance administrative proceeding, for which no appeal has been sought, e.g., inter-parties review (IPR), post-grant review (PGR) reexamination, deriviation, interference and opposition; or (b) a pending claim of a Licensed Patent that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibiliy of appeal or refiling, and (iii) has not been pending for more than [****] from the filing date of the first non-provisional patent application containing the supporting disclosure for such claim. For clarity, in the event that a claim of the Licensed Patent issues more than [****] from the filing date of the first non-provisional patent application, that claim shall be considered a Valid Claim under 1.26(a). Aligos shall pay to Emory any royalties calculated on Net Sales that are attributable at least in part to such claim and that would have been paid to Emory but for the [****] pendency of the claim within [****] of such issuance, if not already paid.

Article 2

GRANT

2.1	Grant of Licenses

(a)    In consideration of Aligos’s covenants and obligations hereunder, Emory hereby grants to Aligos an exclusive license in the Field and in the Territory under the Licensed Patents to make, have made, develop, use, offer to sell, sell, import and export Licensed Products containing Licensed Compound(s).

(b)     In consideration of Aligos’s covenants and obligations hereunder, Emory hereby grants to Aligos a license in the Field and in the Territory under the Licensed Patents to make, have made, develop, use, offer to sell, sell, import and export Licensed Products containing Enabled Compound(s). With respect to Licensed Products containing Enabled Compound(s) (x) jointly invented by (i) Aligos and (ii) Emory, Raymond F. Schinazi, and/or inventors in Raymond F. Schinazi’s laboratory, or (y) disclosed in the Licensed Patent as published on September 14, 2017, but not included in Appendix C, this license set forth in this Section 2.1(b) shall be exclusive, even as to Emory. With respect to Licensed Products containing all other Enabled Compound(s), this license set forth in this Section 2.1(b) shall be non-exclusive.

(c)    In consideration of Aligos’s covenants and obligations hereunder, Emory hereby grants to Aligos a non-exclusive license in the Territory under the Licensed Know-how for the manufacture, use, development, testing, marketing, export, import, offer for sale or sale of any Licensed Product.

2.2	Affiliate Rights

The rights licensed to Aligos hereunder, except for the right to sublicense granted in the following paragraph, shall be extended to Affiliates designated in writing by Aligos, provided that each such Affiliate first agrees in writing to be bound by the terms and conditions of this Agreement. Aligos shall deliver to Emory a copy of said writing within [****] of its execution. Aligos agrees to be fully responsible for the performance of such Affiliates hereunder, including acts and omissions of same.

2.3	Right to Sublicense

Aligos shall have the right to grant Sublicenses with respect to the Licensed Rights granted to it by Emory under this Agreement, provided that (a) the execution of any such Sublicense shall not in any way diminish, reduce or eliminate any of Aligos’s obligations under this Agreement, and Aligos shall remain primarily liable for such obligations and any breach of any provision of this Agreement or any Sublicense by any Affiliate or Sublicensee of Aligos; (b) Aligos shall provide prior notification to Emory regarding any proposed Sublicense and shall reasonably consider any input Emory may have with respect to such Sublicense; (c) Aligos shall provide a copy of each executed Sublicense to Emory within [****] following the execution date thereof (with each such copy to be considered to be Confidential Information of Aligos under this Agreement); and (d) Aligos shall require each Sublicensee to abide by those obligations of this Agreement relevant to such Sublicensee.

(a) Aligos shall include in any Sublicense granted pursuant to this Agreement, a provision that grants Emory the right to audit the Sublicensee to the same extent that Emory has the right to audit Aligos pursuant to this Agreement.

2.4	Government Rights

Notwithstanding anything herein to the contrary, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government which may attach as a result of Government sponsorship of research at Emory in which one or more invention covered by the Licensed Patents was conceived or first actually reduced to practice, as set forth in 35 U.S.C. §§200-206, 37 C.F.R. Part 401 and in the relevant Government research contracts with Emory, and as such rights and requirements may be amended or modified by law, rule or regulation. To the extent applicable, such rights and requirements include without limitation (i) the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the Government any of the Licensed Patents throughout the world (as set forth in 35 U.S.C. §202(c)(4)), and (ii) the requirement that Licensed Products used or sold in the United States will be manufactured substantially in the United States (as set forth in 35 U.S.C. §204).

2.5	Reservation by Emory

Notwithstanding anything herein to the contrary, the above grant is subject to a reservation of rights by Emory for itself to practice, and have practiced by other entities solely for purposes of collaborative research with Emory, under the Licensed Patents for educational purposes, non-commercial research, patient care and treatment, and internal purposes. The Parties acknowledge the mutual interest in signing a separate collaboration agreement determining how Raymond F. Schinazi and his laboratory, and Aligos will work together in the development of HBV therapy. Prior to the signing of such agreement, or in the event that such agreement is not made, in any instance in which Emory (through Dr. Raymond F. Schinazi or his laboratory) alone (without the active participation of Aligos) generates data related to a compound covered by the Licensed Patents that indicates such compound may have utility with respect to the treatment of HBV, and solely to the extent such compound is not an Enabled Compound invented solely by Aligos or its Affiliates or Sublicensees, or co-invented with Emory, Emory shall promptly notify Aligos in writing and Appendix C to this Agreement shall be updated by the Parties in writing to add such additional compound(s) as a “Licensed Compound” within [****] of receipt of the data by Aligos. Emory excludes from the license granted herein the right of Aligos, its Affiliates or Sublicensees to bring an infringement action against, seek monetary damages from, or seek an injunction against, any inventor or their present or future not-for-profit employers even after such employment has ended, for infringement of any of the Licensed Rights in carrying out not-for-profit research. Nothing herein shall be construed to require Emory to bring any such action against any such party. Such reservation shall further include the right to grant licenses under the Licensed Patents, to not-for-profit and governmental institutions for their internal non-commercial research and scholarly use only, in accordance with the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources (as published in the U.S. Federal Register / vol 64, No. 246 – 12/23/99).

2.6	Transfer of Licensed Know-how

Upon the Effective Date or within [****] thereafter, Emory shall transfer or transmit all Licensed Know-how to Aligos.

Article 3

FINANCIAL CONSIDERATIONS

3.1	Issue Fee

As partial consideration for the license grants hereunder, Aligos shall pay to Emory a non-refundable, non-creditable license issue fee of Two Hundred and Ninety Thousand Dollars (US $290,000) (”Issue Fee”). In addition, within [****] after the Effective Date, Aligos shall deliver to Emory, upon the execution of this Agreement, a convertible promissory note (the “Note”) payable to Emory in the principal amount of Six Hundred Thousand Dollars (US $600,000), a copy of the form of which and associated Note Agreement are attached hereto as Appendix B.

3.2	Running Royalties

With respect to Licensed Products containing a Licensed Compound, Aligos shall pay [****] to Emory running royalties, calculated on a Licensed Product-by-Licensed Product basis as follows:

Percentage of Net Sales	Cumulative Annual Net Sales
[****]%	[****]
[****]%	[****]
[****]%	[****]

With respect to Licensed Products containing an Enabled Compound for which a Phase I Clinical Trial was initiated within [****] following the Effective Date, Aligos shall pay [****] to Emory running royalties, calculated on a Licensed Product-by-Licensed Product basis as follows:

Percentage of Net Sales	Cumulative Annual Net Sales
[****]%	[****]
[****]%	[****]
[****]%	[****]

With respect to Licensed Products containing an Enabled Compound for which a Phase I Clinical Trial was initiated more than [****] following the Effectve Date, Aligos shall pay [****] to Emory running royalties, calculated on a Licensed Product-by-Licensed Product basis as follows:

Percentage of Net Sales	Cumulative Annual Net Sales
[****]%	[****]
[****]%	[****]
[****]%	[****]

Royalties on each Licensed Product shall continue on a country-by-country basis until the expiration of the later of (i) the last-to-expire Valid Claim claiming such Licensed Product, or (ii) a period of ten (10) years from the date of the first commercial sale of such Licensed Product in such country. No multiple running royalties shall be payable because the Licensed Product, or the manufacture or use thereof, are or shall be covered by more than one Licensed Patent, or by both Licensed Patents and Licensed Know-how.

3.3	Performance Milestone Payments

Aligos shall pay to Emory the following performance milestone amounts within [****]of the first achievement of each milestone listed below, whether triggered by actions of Aligos or an Affiliate or a Sublicensee.

Milestone	Milestone Payment
[****]	[****] -or-
[****] --or--
[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

Aligos shall be obligated to make no more than one payment to Emory for any one milestone, even if a milestone is achieved more than one time or in more than one jurisdiction.

3.4	Sublicensing Payments

Aligos shall pay to Emory the following percentage of Sublicensing Revenues arising solely from any Sublicense that involves the assignment of Aligos’s rights to commercially exploit the Licensed Rights:

a. [****] ([****]%) of Sublicensing Revenues attributable at least in part to Valid Claims of Licensed Patents if the applicable Sublicense is granted at or before [****]; or

b. [****] ([****]%)] of Sublicensing Revenues attributable at least in part to Valid Claims of Licensed Patents if the applicable Sublicense is granted after [****]; or

c. [****] ([****]%) of Sublicensing Revenues attributable at least in part to Valid Claims of Licensed Patents if the applicable Sublicense is granted at or after [****] of the Effective Date of this Agreement.

For clarity, the foregoing amounts shall not be payable in connection with an acquisition of Aligos by a third party. Aligos shall pay a running royalty on Net Sales of Licensed Products by Sublicensees under the Running Royalties Section 3.2 above, and not under this Section 3.4. Emory and Aligos acknowledge that in addition to Licensed Patents, Sublicenses may include grants of rights to other intellectual property owned or controlled by Aligos, and the Parties shall agree upon, in good faith, a mutually acceptable apportionment and attribution of consideration between Licensed Patents and such other Aligos intellectual property before the execution of any Sublicense.

Article 4

DILIGENCE

4.1	Diligence Milestones

Aligos shall use Commercially Reasonable Efforts to bring Licensed Products to market in accordance with a mutually agreed Development Plan to be agreed upon by the parties in writing within [****] following the Effective Date of this Agreement. In partial satisfaction of its diligence obligations, Aligos shall use Commercially Reasonable Efforts to achieve the commercial goals ( “Milestones”) set forth in the Development Plan by the dates set forth therein (the “Milestone Dates”).

4.2	Partial Reversion of Certain Licensed Compounds

By the fourth (4th) anniversary of the Effective Date, Aligos shall have selected in a written communication to Emory a maximum of three of the Licensed Compounds[****], on which Aligos intends to focus its continuing development and potential commercialization efforts. On such date, the license grant in Section 2.1(a) hereof thereafter shall be narrowed only with respect to the not-selected Licensed Compounds such that the exclusive Aligos Field of use for Licensed Product(s) containing those not-selected Licensed Compounds Aligos shall be only the treatment or prevention of HBV. For clarity, this means that, thereafter, for those Licensed Compounds not selected by Aligos, Emory shall be free to itself or with or through a license to any third party develop and commercialize such not-selected Licensed Compounds for any use other than the treatment or prevention of HBV.

4.3	Diligence Reporting

Throughout the course of commercial development of Licensed Products by Aligos, its Affiliates and Sublicensees, Aligos shall provide Emory with reasonably detailed confidential periodic summary reports evidencing its efforts in, progress made, and future plans for, its development and commercialization of Licensed Products, on a Licensed Product-by-Licensed Product basis, with such reports to be provided no less frequently than [****] after the Effective Date. In addition, Aligos shall provide to Emory commercially reasonable evidence of Aligos having achieved each Milestone within [****] after the corresponding Milestone Date, each as set forth in the Development Plan. The Development Plan will initiate as of the date of transfer of Know-how under Section 2.6 of this Agreement. Should Aligos materially fail to achieve a Milestone by the relevant Milestone Date, Aligos shall, [****] after the Milestone Date, provide Emory with evidence that Aligos used Commercially Reasonable Efforts to achieve such Milestone, and of the existence of a reasonable, good-faith business or technical justification for such failure. Provided that Aligos has made such a showing, Emory and Aligos shall then negotiate in good faith to reasonably adjust the Milestone or Milestone Date to take into consideration the reason for such failure. Should Aligos and Emory be unable to reach agreement on such an adjustment, or agreement regarding whether any such adjustment is warranted, Aligos and Emory hereby agree to submit the matter to binding arbitration in accordance with the arbitration provisions set forth in Article 9 hereof, and the arbitrators shall determine (i) whether an adjustment of the Milestone or Milestone Date is warranted (which shall be determined in the affirmative if the arbitrators find that the reasons asserted by Aligos have been made in good faith, the evidence provided by Aligos is reasonable, and the reasons asserted reasonably justify the delay) based upon Aligos’ efforts as of the relevant Milestone Date and, if adjustment is warranted, (ii) what the adjusted Milestone or Milestone Date should be. An individual milestone can not be adjusted by arbitration more than one time. However, Aligos’s failure to achieve any Milestone by the Milestone Date for same, followed by Aligos’s failure to timely provide commercially reasonable evidence of the existence of a reasonable, good-faith business or technical justification for such failure, or followed by an arbitrator’s finding that an adjustment of the Milestone Dates is not warranted, shall constitute a material breach of this Agreement; and upon such occurrences Emory shall have the right, but not the obligation, to terminate this Agreement in accordance with the termination provisions set forth below.

Emory agrees that a Sublicensee’s performance of its diligence obligations regarding a Licensed Product as set forth in the sublicense agreement shall be deemed to be performance by Aligos of its diligence obligations for such Licensed Product under this Agreement. Aligos further agrees to attach copies of pertinent portions of this Agreement, as jointly redacted by Aligos and Emory, to executed sublicense agreements and to provide a report on a Sublicensee’s performance as part of its reporting obligations under this Agreement.

Article 5

REPORTS AND RECORDS

5.1	Record Accounting

5.1.1    Aligos shall keep complete and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Emory by Aligos hereunder, and for otherwise verifying Aligos’s performance hereunder. Such books of account shall be kept [****], and shall be maintained for at least [****] following the end of the reporting period to which they pertain. For the purpose of verifying Aligos’s royalty statement or compliance in other respects with this Agreement, Emory shall have the right to conduct an on-site audit of Aligos’s business activities relating to this Agreement, either by Emory’s internal auditing personnel, and/or an independent certified public accountant retained by Emory and/or employed by Emory. Such examinations shall be made during reasonable business hours, and not more than [****]. Aligos shall also provide Emory with a comparable right of audit of each Affiliate and Sublicensee. Should any of the foregoing examinations reveal an underpayment, then Aligos shall immediately pay to Emory the underpaid amount, plus interest (as provided for herein below). Furthermore, if such underpayment exceeds [****] ([****]%) of the amount paid by Aligos, then [****].

5.2	Product Reports

Within [****] of the end of each [****] following the date of the first commercial sale of a Licensed Product, Aligos shall deliver to Emory complete and accurate reports, giving such particulars of the business conducted by Aligos and its Affiliates and Sublicensees during the preceding [****] period under this Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall include at least the following, on a Licensed Product-by-Licensed Product basis:

A.	The numbers of each Licensed Product sold by Aligos and each Affiliate and Sublicensee, broken down by territory;

B.

Total receipts, and an accounting of other consideration provided in the definition of Net Sales, for each Licensed Product sold by Aligos and each Affiliate and Sublicensee in each relevant territory;

C.	Details of each deduction applicable to the sale of each Licensed Product, as provided in the definition of Net Sales;

D.	Total royalties due to Emory, as well as a detailed accounting of how such royalties was calculated including the exchange rates, if any, used in determining the amount due;

E.	Names and addresses of all Sublicensees of Aligos that have commercial sales of Licensed Products during such period;

F.

Payments and other consideration received from each Sublicensee from the sale of Licensed Products during such period and an explanation of the contractual obligation satisfied by such consideration; and

G.	Description and product codes, or other Aligos identifier, of each category of Licensed Product sold.

5.3	Payments

With each quarterly report submitted, Aligos shall pay to Emory the royalties and other payments due and payable under this Agreement. If no royalties shall be due, Aligos shall so report. Payments shall be paid in United States Dollars in Atlanta, Georgia, or at such other place as Emory may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate stated in the Wall Street Journal on the last business day of the calendar quarterly reporting period to which such royalty payments relate, and all transfer fees in connection with payment shall be borne by Aligos. The Issue Fee due hereinabove and [****] of the Past Patenting Costs due herein below shall be due within [****] after the Effective Date, and if such payments are not timely received, this Agreement shall be null, void and without effect. All other payments shall be made within [****] after the end of the [****] in which they became due and payable to Emory. Any amounts due hereunder which are unpaid [****] after the end of the [****] they are due shall bear interest accrued and compounded monthly at the annual rate of [****] ([****]%). All payments made to EMORY under this Agreement shall be made free and clear of any deduction or withholding on account of any tax or other similar governmental charge or levy (other than taxes imposed on the net income of EMORY), provided that EMORY has delivered a duly completed and executed, valid Internal Revenue Service Form W-9 to Aligos or has otherwise established a valid exemption from U.S. withholding taxes.

Article 6

OWNERSHIP OF INVENTIONS AND PATENT PROSECUTION

6.1	Ownership of Inventions

As between the parties, the ownership of any new Inventions arising from Aligos’s activities under this Agreement shall follow inventorship in accordance with the patent laws of the United States, regardless of where the applicable activities occur.

6.2	Patent Prosecution

6.2.1    (a) With respect to Licensed Patents solely owned by Emory, Emory shall have the responsibility for the preparation, filing, prosecution, issuance and maintenance of the Licensed Patents, including choice of patent counsel, provided, however, that Emory shall consider Aligos’s comments and suggestions in connection therewith, including with respect to the selection of counsel. However, Emory shall keep Aligos informed of patent prosecution, will consider Aligos’s comments and suggestions prior to taking material actions for the same, and will consider prosecution actions reasonably recommended by Aligos which would maintain or expand the scope of rights sought, or would more effectively cover products being developed by Aligos. Aligos shall cooperate with Emory to ensure that each Licensed Patent reflects and will reflect, to the extent practicable and to the best of Aligos’s knowledge, all items of commercial interest to Aligos. Aligos will cover all of Emory’s Patenting Costs, in accordance with the Patent Reimbursements paragraph below. Emory will endeavor to cover Patenting Costs in the order in which they were accrued and in a manner consistent with its business practices.

Emory shall give notice to Aligos of any desire on Emory’s part to not prepare, file, prosecute, issue or maintain any of the Licensed Patents on a country-by-country basis and, in such cases, shall permit Aligos, in its sole discretion, to take such actions itself, [****]. In such event, Emory shall execute in a timely manner and [****] any and all documents as may be reasonably necessary to allow Aligos to take all such actions.

6.2.2     All information exchanged between counsel, the parties, Affiliates, Sublicensees, and/or the Inventors regarding the Licensed Patents shall be deemed Confidential Information of the respective Party that provided such Confidential Information. In addition, the parties acknowledge and agree that, with regard to such activities, the interests of the parties as licensor and exclusive licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents, including without limitation, privilege under the common interest doctrine and similar or related doctrines.

6.3	Patent Reimbursements

6.3.1    Past Patenting Costs: Aligos shall pay Emory [****] ($[****]) for reimbursement of Patenting Costs incurred by Emory prior to the Effective Date. Such payment shall be made within [****] of the Effective Date.

6.3.2    Ongoing Patenting Costs: With respect to any Patenting Costs incurred by or on behalf of Emory after the Effective Date, Aligos shall remit payment of such Patenting Costs within [****] after Aligos’s receipt of invoices for same.

6.3.3    Exclusion of Certain Rights: With respect to any action necessary to protect a particular Licensed Patent in a particular territory, if Aligos instructs Emory in writing not to take such action, Emory shall have the right to (i) abandon some or all of such rights at Emory’s sole discretion, or (ii) incur those costs at its own expense; in either case, Emory shall be free to license its rights in such Licensed Patent in such territory to third parties without any further obligation to Aligos and Aligos’s rights to such Licensed Patent under this Agreement shall cease.

6.3.4    Unpaid Patenting Costs: Any amounts due hereunder that remain unpaid [****] after Aligos receives an invoice from Emory or its counsel for same shall bear simple interest accrued at the annual rate of [****] ([****]%) from the date such payment first became due.

6.4	Infringement of Licensed Patents

If either party believes that a Licensed Patent is being or has been infringed by a third party, such party shall notify the other of such belief, and as part of such notice shall provide copies of documentary evidence of the alleged infringement. Where the infringement is in the Field, Aligos shall have the first option to bring an infringement action against the alleged infringer [****]. If Aligos exercises its option, which shall be made in writing within [****] days after the parties’ receipt of said notice of infringement, Emory will cooperate as reasonably requested by Aligos, [****]. Aligos agrees to defend Emory against any counterclaim brought against it in such action. [****]. No settlement, consent judgment, or other voluntary final disposition of such suits may be entered into without the express written consent of Emory, which consent shall not be unreasonably withheld. Any damages received by Aligos (including without limitation statutory damages, compensatory damages, lost profits damages, exemplary damages, increased damages, and awards of costs and attorney’s fees) shall first be applied to [****]. The remaining balance of such damages shall be divided equally between Aligos and Emory, except that for any portion which was awarded on the basis of lost profits, Emory shall recover the greater of the above equal split or the royalty Emory would have received under this Agreement if the infringing sales had been made by Aligos. In the event that Aligos does not exercise its option to bring or pursue an infringement action against an alleged infringer, Emory shall have the right (but not the obligation) to do so [****], and to retain all recovered damages. In such instances Aligos will cooperate as requested by Emory, and Emory shall be entitled to retain all damages or costs awarded in such action. [****]. Aligos shall cooperate with Emory in such effort including being joined as a party to such action if necessary. Should either Emory or Aligos be a party to a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, at its discretion, continue prosecution of such suit [****].

6.5	Patent Extensions

Aligos and Emory agree that the Licensed Patents shall be extended by all means provided by law or regulation, including without limitation extensions provided under U.S. law at 35 U.S.C. §§154(b), 155A, and 156. Each party hereby agrees to provide the other party with all necessary assistance in securing such extensions, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same.

Article 7

DURATION AND TERMINATION

7.1	Contract Term

The Term of this Agreement shall commence on the Effective Date and shall continue until the expiration of the last to expire of the Licensed Patents, unless sooner terminated in accordance with the provisions herein.

7.2	Bankruptcy

If Aligos becomes bankrupt or insolvent, files a petition in bankruptcy, or is placed in the hands of a receiver, assignee, or trustee for the benefit of creditors, whether by the voluntary act of Aligos or otherwise, this Agreement shall automatically terminate, in as much as permitted under applicable and prevailing law, provided however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if Aligos consents to the involuntary bankruptcy or such proceeding is not dismissed within [****] after the filing thereof.

7.3	Emory Termination

If Aligos fails to make a payment to Emory of running royalties, Patenting Costs or any other payment in accordance with the terms of this Agreement, or upon Aligos’s other material breach or default of any material term of this Agreement Emory shall have the right to serve notice upon Aligos of Emory’s intention to terminate the entirety of the rights, privileges and licenses granted hereunder. If Aligos does not pay all such overdue amounts to Emory, or, otherwise cure a material breach to the reasonable satisfaction of Emory within [****] following the receipt of such notice from Emory, then this Agreement may be terminated by Emory. Without limitation, and in addition to those listed above, any one or more of the following shall each be deemed a material breach of this Agreement by Aligos:

i. failure of Aligos to provide Product Reports or Diligence Reports; or

ii. lack of diligence as set forth in Article 4; or

iii. the breach by Aligos of any other material term of this Agreement.

Notwithstanding the foregoing, if Aligos, or its Affiliates or Sublicensees challenges the validity or enforceability of any Licensed Patent in a court or other governmental agency of competent jurisdiction, this Agreement shall terminate immediately.

7.4	Aligos Termination

7.4.1 Aligos shall have the right to terminate this Agreement without cause, in whole or with respect to any Licensed Patents, at any time by providing Emory with [****] advance written notice. In the event that Aligos makes a final decision to cease developing, or to quit the business of selling, Licensed Products, it agrees to terminate this Agreement pursuant to this Section.

7.4.2 Aligos shall have the right to terminate this Agreement for cause, in whole or in part, upon a material breach by Emory of its obligations under this Agreement, provided, however, that Emory shall have [****] following the receipt of a notice of breach from Aligos to cure such material breach to the reasonable satisfaction of Aligos. In the event that Emory fails to cure such a breach, the rights granted by Emory to Aligos under this Agreement shall remain in full force and effect, however, the obligations of Aligos to make economic payments to Emory pursuant to this Agreement, including but not limited to running royalties, milestones, fees on Sublicensing Revenues, Patent Costs, and Maintenance Fees, shall be suspended so long as such material breach by Emory remains uncured or, if cure is not possible, so long as a substantial and material economic or scientific impact of the breach continues. Notwithstanding the foregoing, in the event that the impact of a material breach by Emory can be isolated to one or more particular countries within the Territory, then Aligos shall be entitled to suspend such economic payments only on a country by country basis for those countries in which the rights granted by Emory to Aligos under this Agreement are adversely and materially impacted.

7.5	Disputes Regarding Right to Terminate

If a party disputes the grounds for the other to terminate this Agreement, such party must provide written notice of the dispute to the other party during the [****] cure period and prior to the effective date of said termination. In such case, the dispute shall be resolved in accordance with the dispute resolution provisions provided herein below.

7.6	Continued Obligations

Upon termination of this Agreement in whole or in part for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. All Confidential Information of the other party shall be promptly returned or destroyed, at the disclosing party’s election. After the effective date of such termination of this Agreement, to the extent not made by Emory for breach by Aligos, Aligos and its Affiliates and Sublicensees may, for a period of [****], sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Aligos complies with, and requires its Affiliates and Sublicensees to comply with, all of the terms of this Agreement, and including without limitation, (i) Aligos shall pay to Emory the running royalties and other payments as required hereinabove, (ii) insurance required hereunder shall be in effect, and (iii) Aligos shall submit the reports required by the Product Reports paragraph hereof.

7.7	Effect on Sublicenses

Upon termination of this Agreement by Emory for cause, Aligos shall promptly notify its Sublicensees of such termination. Upon termination of this Agreement, Aligos shall no longer have the authority to grant further Sublicenses. Any rights previously granted by Aligos under any Sublicense hereunder will be automatically revoked [****] following the effective date of termination of this Agreement. If this Agreement terminates for any reason, any Sublicensee shall, from the effective date of such termination, automatically become a direct licensee of Emory with respect to the rights originally sublicensed to it by Aligos, provided such Sublicensee did not cause the termination of the Agreement, Sublicensee agrees to comply with all the terms of this Agreement and Sublicensee assumes the responsibilities of Aligos hereunder, to the extent applicable to the sublicense originally granted to it.

7.8     Survivability

Except as otherwise expressly set forth herein, the provisions of the Financial Considerations (solely to the extent related to payment obligations arising prior to termination), Reports and Records, Confidentiality, Indemnification and Insurance, Representations and Warranties, Export Control and Non-Use of Names articles of this Agreement shall survive termination of this Agreement. In the event of a partial termination hereof (e.g., with respect to a Licensed Patent in a particular country), those same articles shall survive with respect to the terminated rights, and all of the provisions hereof shall continue in full force and effect with respect to the non-terminated rights.

7.9	Effects of Emory’s Termination for Aligos Breach

If this Agreement is terminated by Emory pursuant to Section 7.3 as a result of Aligos’s material, uncured breach, (a) Aligos shall use its reasonable best efforts to return, or at Emory’s direction, destroy, all data, writings and other documents and tangible materials supplied to Aligos by Emory, and (b) Aligos shall further upon Emory’s request and with no need for additional consideration grant to Emory a non-exclusive, royalty-free license (with the right to sublicense) to all of Aligos’s rights in patents owned by, licensed to (to the extent sublicensing is permissible and subject to the terms thereof, including any payment obligations to the licensors as a result of such sublicensing) or Controlled by Aligos to the extent (i) they relate to Aligos’s exercise of its Licensed Rights granted under this Agreement and (ii) include claims covering the manufacture, use or sale of any Licensed Products containing Licensed Compound. Aligos shall further provide Emory with full and complete copies of all toxicity, efficacy, pharmacokinetic, biochemical, and other data generated by Aligos or its Affiliates, Sublicensees, contractors or agents in the course of Aligos’s efforts to develop Licensed Products containing Licensed Compound or obtain governmental approval for the sale of Licensed Products containing Licensed Compound, including but not limited to any IND, NDA, or other documents filed with any government agency. In addition, all API and formulated drug will be provided to Emory at no charge except reasonable transportation costs and on request within [****] of termination. Emory and its licensees shall be authorized to cross-reference any such IND, NDA or other filings made in the United States or foreign countries where permitted by law. Emory shall be authorized to provide data pertaining to the Licensed Patents to any third party with a bona fide interest in licensing such technology. Such data shall be provided on a confidential basis; provided, however, that if such third party enters into a license with Emory, such third party shall be free to use such data for all purposes, including to obtain government approvals to sell Licensed Products containing Licensed Compound. Aligos shall cooperate reasonably (at no unreimbursed cost to Aligos) with any third party licensee of Emory in pursuing governmental approval to sell any Licensed Product containing Licensed Compound, including but not limited to, permitting such third parties to cross-reference any NDA filed with the FDA or registration obtained from the FDA or analogous documents filed or obtained in any foreign countries.

Article 8

CONFIDENTIALITY AND PUBLICATION

8.1	Confidential Information

During the term of this Agreement and for a period of [****] thereafter, the parties agree that all Confidential Information shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any third parties unless agreed to in writing by the party providing the information; nor shall any such Confidential Information be used by the receiving party for any purpose other than those contemplated by this Agreement; except, however, the parties agree that nothing herein will be construed to prevent (i) the parties from providing information about this Agreement and amounts paid as part of other routinely prepared summary documents, and (ii) Emory from reporting consideration received hereunder to the Inventors and to the Government, as required. The parties further agree that Aligos shall be entitled to disclose terms and conditions of this Agreement if, and to the extent, required by any securities laws or regulations.

8.2	Security

Aligos and Emory agree that the confidentiality obligations hereunder shall require that each party use at least those security and confidentiality procedures and practices as each would use for its own confidential records.

8.3	Publication

Emory shall be free to publish any of its information related to the Licensed Patents and to use the same solely for purposes of its internal non-commercial research, teaching and other educationally-related non-commercial matters; provided, however, that each such planned publication must first be shared at least [****] in advance with Aligos in order to allow Aligos to identify and, together with Emory, seek any intellectual property protection of inventions that may be contained, disclosed or described in such publication. During such [****], Aligos may elect in its sole discretion (i) to require Emory to delete any Aligos Confidential Information, or (ii) to request that Emory delay publication for an additional [****] in order to allow the parties time to file one or more relevant patent applications.

Article 9

ARBITRATION AND GOVERNING LAW

9.1	Law To Govern

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its or any other jurisdiction’s conflicts of laws provisions.

9.2	Arbitration Proceedings

Claims, disputes or controversies between the parties shall be elevated for resolution to the Chief Executive Officer of Aligos and the Vice President for Research Administration of Emory for at least [****] good faith discussion prior to either party taking any legal action related to any such claims, dispute, or controversy. Any agreed decisions of the executives will be final and binding on the parties. All negotiations pursuan to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. Thereafter, if unresolved, claims, disputes or controversies concerning the validity, construction, or scope of any of the Licensed Patents, together with pendent or supplemental claims, shall be resolved in the Federal District Court seated in the District of Delaware. All other claims, disputes or controversies arising under, out of, or in connection with this Agreement, shall be resolved by final and binding arbitration in New York, New York under the rules of the American Arbitration Association. The arbitrators shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement. The U.S. Arbitration Act (9 U.S.C. §§1-16) shall govern the arbitration proceedings, and any award rendered in such arbitration may be enforced by either party in the courts of the State of Delaware, or other jurisdiction, as appropriate. The parties hereby irrevocably consent and submit to the exclusive jurisdiction and venue of each court and arbitration site cited above for the purposes each is mentioned. In any arbitration proceedings, the parties together hereby instruct the arbitrators to use the arbitration as a less expensive and more expeditious alternative to litigation and hereby encourage the arbitrators to place reasonable limits on the parties’ allowable discovery efforts, the length and frequency of hearings, and the parties’ allowable motion practice.

Article 10

INDEMNIFICATION AND INSURANCE

10.1	Licensee Indemnification

The parties acknowledge that Aligos, either itself or through the actions of its Affiliates and/or Sublicensees, shall be fully responsible for the quality, safety and operability of all Licensed Products, and shall have sole control over, and responsibility for, the development, design, testing, promotion, marketing, sales, and other activities directed to the commercialization of Licensed Products. Aligos agrees to indemnify, hold harmless and defend Emory, its officers, trustees, Inventors, personnel, agents, employees, students, and each of their respective successors and assigns (“Indemnitees”), except in the case of such party’s negligence, against any and all claims, demands, loss, liability, expense, damages, and actions (including investigative costs, court costs, and attorneys’ fees) Indemnitees may suffer, pay or incur as a results of claims, demands, or actions by third parties arising, in whole or in part, from the execution of this Agreement or from the exercise of any rights licensed hereunder or manufacture, testing, design, use Sale, or labeling of any Licensed Product by Aligos, its parents, assigns, successors, Affiliates, Sublicensees, customers, contractors, agents, or other transferees, including without limitation, against any damages, losses or liabilities whatsoever for death, injury to person or damage to property. Aligos agrees to provide attorneys reasonably acceptable to Emory to defend against such a claim, and Emory shall cooperate with Aligos in defense of such claim. Aligos acknowledges that the technology embodied in the rights licensed hereunder is experimental and agrees to take all reasonable precautions to prevent death, personal injury, illness and property damage. Aligos shall promptly notify Emory of all claims involving the Indemnitees and shall advise Emory of the amounts that might be needed to defend and pay any such claims. Emory shall promptly notify Aligos of all claims brought to its attention relating to Aligos’s indemnity obligations under this Agreement. Aligos shall not settle any such claims, demands or actions under this Section, without the express, prior written consent of Emory, which consent shall not be unreasonably withheld or delayed.

Without limiting Aligos’s indemnity obligations as stated herein, Aligos shall obtain and maintain product liability and general liability insurance upon the obligation to carry insurance commencing pursuant to Section 10.3, below, which is sufficient to meaningfully protect Emory as required by this article, and shall require each of its authorized Affiliates and Sublicensees to have such insurance. Aligos shall provide to Emory prior to its first clinical trial or commercial Sale of any Licensed Product, certificates of insurance evidencing the coverages required herein and including Emory as an additional insured. Evidence of the existence and sufficiency of such insurance shall be provided to Emory on [****] basis thereafter.

10.2	Extent of Insurance

Neither Aligos nor any Affiliate shall make, use, import, offer to sell or sell any Licensed Product, or engage in any other act involving any Licensed Product or the Licensed Rights, if such act could reasonably create a material risk of a claim against Emory for personal injury or property damage, unless Aligos shall have first provided Emory with a certificate of insurance, to be updated [****], proving that Aligos and such Affiliates have in force, during the term of this Agreement, a policy of general liability insurance to indemnify the Indemnitees against liability claims for accidental death, injury, illness or other damages arising from such act, as required by the previous paragraph. Such insurance shall include product liability insurance covering each Licensed Product with total limits of not less than:

[****]

Such policy shall be deemed primary and shall include Emory as an additional insured party with respect to the sale or other dispensation of Licensed Products.

10.3     Term of Insurance

Unless expressly waived in writing by Emory, Aligos agrees that the above-described liability insurance policy shall be continuously maintained in force prior to the first administration of Licensed Product to a human for so long as any Licensed Products are Sold, and such policy will provide coverage that may arise due to the actions of Aligos or its Affiliates, or the manufacture, use or sale of Licensed Products, irrespective of whether such liability may occur or be claimed for a period of up to [****] after termination hereof. Neither Aligos nor any third party shall terminate, reduce the face value of, or otherwise materially modify such insurance coverage while such policy is in effect, unless equal or greater coverage is first provided under another policy in compliance with the foregoing provisions and without any gap in coverage.

All insurance coverage required under this Agreement shall be primary to any coverage carried by Emory, shall waive all rights of subrogation against any additional insured and shall be placed with insurers whose A.M. Best’s rating is at least A-X.

Aligos will provide Emory or have the insurance carrier provide Emory with no less than [****] written notice of any change in the terms or coverage of the policy or its cancellation.

10.4     Sublicensee Insurance

Aligos shall ensure that Indemnification and Insurance provisions that are no less stringent than those contained herein are contained in any Sublicense.

10.5     Limitation of Liability

Except in the case of such Party’s fraud or willful misconduct, under no circumstances will either Party be liable to the other Party or its Affiliates or Sublicensees for lost profits or special, incidental, indirect, consequential or exemplary damages. In no event shall Emory be liable to Aligos or its Affiliates for compensatory damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed Products.

Article 11

REPRESENTATIONS AND WARRANTIES

11.1	No Encumbrances

Each party hereto acknowledges and agrees that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys concerning the subject matter of this Agreement. Each party further warrants and represents that, to the best of its knowledge, it has the full right and power to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence which are inconsistent with the provisions of this Agreement.

11.2     Aligos Warranty

Aligos warrants and represents that (a) it shall use its Commercially Reasonable Efforts to diligently pursue the development, manufacture, and sale of Licensed Products throughout the term of this Agreement, and to comply in all material respects with all applicable laws and regulations, and (b) it has the necessary expertise and skill in relevant technical areas pertaining to the Licensed Patents and Licensed Products to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents and Licensed Products.

11.3	Emory Warranty

Emory hereby represents to Aligos that (a) the Licensed Know-How includes all of the data and other know-how owned or otherwise controlled by Emory as of the Effective Date related to Licensed Compounds and Licensed Patents, and (b) to the best of Emory’s knowledge it has the right and authority to grant to Aligos the rights as detailed herein with respect to the Licensed Patents, free and clear of any claims or encumbrances, except as indicated in the Government Rights and the Reservation by Emory paragraphs hereinabove. However, subsequent to the Effective Date in the event that a third party, including the Veteran’s Administration, makes a claim of inventorship or ownership of a Licensed Patent based upon information not known to Emory prior to the Effective Date, and after a good faith evaluation of such claim it is necessary to add such party to the Licensed Patent as an inventor and/or to assign an undivided interest in and to said Licensed Patent, then such action shall not be considered a breach of this Agreement. In such instance, Emory and Aligos shall negotiate in good faith to reasonably amend the Agreement to take into consideration any change in the scope of the license granted herein resulting from such co-ownership of the Licensed Patent at issue.

11.4	Disclaimers

Aligos acknowledges and agrees that all rights licensed by Emory hereunder are licensed “as is” and without any representation, indemnification or warranty with respect to possible infringement of third party rights. Nothing in this Agreement shall be construed as (i) a warranty or representation by Emory as to the validity, protectability, enforceability, or scope of any Licensed Rights, (ii) a warranty or representation that anything made, used, imported, developed, promoted, offered for sale, sold, or otherwise disposed of under any license granted in this Agreement does not or will not infringe patents, trade secrets or other proprietary rights of third parties; (iii) a representation or warranty of operability or that development of a commercial products is possible; (iv) an obligation to bring or prosecute actions or suits against third parties for infringement; (v) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of Aligos or Emory; (vi) conferring by implication, estoppel or otherwise any license or rights under any patents of Emory other than the Licensed Patents; and (vii) any other representations or warranties, either express or implied, unless specified in this Agreement. Except as expressly provided herein, the furnishing of Confidential Information shall not be interpreted to convey any grant of rights, titles, interests, options or licenses to the receiving party under any of the Licensed Rights. EMORY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY STATED IN THIS ARTICLE, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED RIGHTS OR ANY LICENSED PRODUCTS, AND INCLUDING WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS, THE SCOPE, VALIDITY, PROTECTABILITY OR ENFORCEABILITY OF ANY OF THE LICENSED RIGHTS, THAT ANY PATENT WILL ISSUE BASED UPON ANY OF THE PENDING APPLICATIONS COMPRISING SAME, OR THAT THE USE OF ANY OF THE LICENSED RIGHTS WILL NOT INFRINGE INTELLECTUAL PROPERTY RIGHTS OF ANOTHER PARTY.

Article 12

PAYMENTS AND NOTICES

Any payment, notice, or other communication given under this Agreement (except for correspondence necessary in the Patent Prosecution article hereinabove) shall be in writing and shall be deemed delivered when sent by certified first class mail or overnight courier, addressed to the parties as follows (or at such other addresses as the parties may notify each other in writing):

Aligos:	Emory:
Aligos Therapeutics, Inc.	[EMORY UNIVERSITY
1 Corporate Drive, 2nd Floor	1599 Clifton Road NE, 4th Floor
South San Francisco, CA 94080	Atlanta, GA 30322
Attention: [****]	Attention: [****]

Product Reports and Diligence Reports required may be delivered electronically to [****] with a copy to [****].

Article 13

ASSIGNMENT

Aligos may grant, transfer, or convey this Agreement (by assignment or otherwise) and/or the rights and obligations acquired by it hereunder upon obtaining written consent from Emory for the same (such consent will not be unreasonably withheld or delayed), except in the case of a merger or sale by Aligos of substantially all of its issued and outstanding stock or all or substantially all of the assets to which this Agreement relates, in which case Aligos shall provide Emory with written notice of such merger or assignment, but no written consent by Emory is required, and provided further that the surviving entity or acquirer agrees in writing to be bound by and assume the obligations of Aligos under to this Agreement. This Agreement shall be assignable by Emory to any other nonprofit corporation which promotes the research purposes of Emory and which has the right to grant the licenses contained herein.

Article 14

NON-USE OF NAMES

Neither party shall use the names of the other, or any adaptation thereof, or of their employees, officers, or agents, or any adaptation thereof, in any advertisement, promotional or sales literature without prior written consent obtained from such party in each case. The Parties agree that the existence and terms contained in this Agreement will be held as Confidential Information for a period of [****] from the Effective Date. During said [****], Aligos may state that it has licensed rights from a university without naming Emory and may further include generic details as to the (i) technology field of use and (ii) the type and extent of the license. Thereafter each party may state that Aligos has licensed the Licensed Rights from Emory, and may further include (i) Inventors’ names, (ii) invention titles and summaries, (iii) technology field of use, and (iv) the type and extent of the license, but may not include terms and conditions of this Agreement, or other Confidential Information, unless such disclosure is required by law, rule or regulation. Aligos agrees to take all reasonable precautions to prevent any public information regarding the Licensed Patents or this Agreement from containing inaccuracies or from otherwise being misconstrued or misleading. Notwithstanding the foregoing, the parties agree that Aligos shall be entitled to disclose terms and conditions of this Agreement if, and to the extent, required by any securities laws or regulations.

Article 15

EXPORT CONTROLS

It is understood that Emory and Aligos are subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and that such obligations hereunder are contingent on Aligos, Affiliate, and Sublicensee compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Aligos that Aligos shall not export data or commodities to certain foreign countries without prior approval of such agency. Emory does not represent that a license is not required, or that, if required, such a license shall be issued.

Article 16

MARKING

Aligos shall mark all Licensed Products made or sold in the United States in accordance with 35 U.S.C. §287(a), and will mark all Licensed Products made or sold in other countries in accordance with the laws and regulations then applicable in each such country.

Article 17

SEVERABILITY

Should any provision of this Agreement be determined to be unenforceable or otherwise unlawful, then such provision shall be without effect, as if such provision had not been included herein, and the remaining terms of this Agreement shall survive. In such instance, the parties shall promptly meet to agree upon further terms which shall, within the confines of the law, most substantially satisfy the intention of the parties as reflected by the ineffective provision. If such agreement between the parties is not reached within thirty (30) days of the date such provision is determined to be unenforceable or otherwise unlawful, the parties agree to submit such matter to binding arbitration for resolution, in accordance with the arbitration provisions hereinabove.

Article 18

ANTI-KICKBACK AND STARK LAW

It is the intention of the parties hereto to comply with all applicable laws, rules, and regulations, including (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and related safe harbor regulations, and (ii) the Limitation Certain Physician Referrals (42 U.S.C. §1395nn, the “Stark Law”). Accordingly, the parties agree and acknowledge that no consideration received under this Agreement is, or is intended to be, a prohibited payment for the recommending or arranging for the referral of business or ordering of items or services, nor is any such consideration intended to induce illegal referrals of business.

Article 19

HEADERS

The article and paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Article 20

BENEFIT AND WAIVER

This Agreement is binding upon and shall inure to the benefit of the parties hereto, their representatives, successors and permitted assigns. No failure or successive failures on the part of the parties, to enforce any provisions of this Agreement, and no waiver or successive waivers on either party’s part of any condition of this Agreement, shall operate as a discharge of such provision or condition, or render the same invalid, or impair the right of such party to enforce same in the event of any subsequent breach or breaches by the other party.

Article 21

ENTIRE AGREEMENT

The parties hereto agree that this Agreement, the Note and The Note Agreement set forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes any and all prior written and oral agreements, understandings, promises or offers, including without limitation any term sheet which preceded its drafting, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto and explicitly referencing this Agreement and specifying that it is the parties’ intent to modify the terms and/or conditions set forth herein. The parties acknowledge that invoices, purchase orders or other mechanisms for administering any payment or other obligation set forth herein shall not contain terms and conditions separate from, in addition to, and/or in conflict with this Agreement, and that any such terms, if present, shall be void and without effect, and shall not be enforceable by any party hereto. The initial drafting of this Agreement by Aligos was for the convenience of both parties, and both parties agree that they had the opportunity to be represented by counsel of their choosing, and such facts shall not result in this Agreement or any of the above clauses being construed against Aligos should such clauses become in dispute.

Article 22

FORCE MAJEURE

No party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by acts of God or natural disaster, interference by civil or military authorities, government actions, and war or terrorism.

Article 23

COUNTERPARTS

This Agreement and any and all other documents or instruments referred to herein may be executed with counterpart signatures all of which taken together shall constitute an original. This Agreement may also be executed by signatures to facsimile or electronic transmittal documents.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have agreed and accepted the terms and conditions of, and have duly executed this Agreement to be made effective as of the Effective Date.

For EMORY UNIVERSITY

By	/s/ Todd Sherer
Signature

Todd Sherer
Printed Name:

Assoc. VPRA & Exec. Director, OTT
Title:

6/26/2018 1:46:55 PM PDT
Date

For ALIGOS THERAPEUTICS, INC.

By	/s/ Lawrence Blatt
Signature

Lawrence Blatt
Printed Name:

CEO
Title:

6/26/2018 11:24:51 AM PDT
Date

SIGNATURE PAGE TO ALIGOS/EMORY LICENSE AGREEMENT

Schedule 1.17

Licensed Know-How

[****]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix A

LICENSED PATENTS

[****]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix B

NOTE AND NOTE AGREEMENT

CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

No. 2018-24	Date of Issuance

US$600,000.00	June 26, 2018

FOR VALUE RECEIVED, pursuant to that certain License Agreement, by and between Aligos Therapeutics, Inc., a Delaware corporation (the “Company”), and Emory University, a Georgia nonprofit corporation (the “Lender”), the Company hereby promises to pay Lender, or such Lender’s registered and permitted assigns, the principal sum of US$600,000.00, or such lesser amount as shall equal the outstanding principal sum hereof, with simple interest on the outstanding principal amount at the rate of 8% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days; provided, that in no event shall the interest rate be less than the minimum rate of interest required in order to avoid the imputation of interest for federal income tax purposes. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted.

1.    Definitions.

(a)    “Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(b)    “Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banks are not required to be open or are authorized to close in New York, New York.

(c)    “Change of Control” shall mean a sale, conveyance or other disposition of all or substantially all of the property or business of the Company (other than to a wholly-owned subsidiary of the Company), or a merger or consolidation with or into any other corporation or other business transaction or series of transactions as a result of which stockholders of the Company immediately prior to the transaction would hold less than a majority of the voting interests of the Company (or successor or parent company thereof) after the transaction; provided, that a Change of Control shall not include any transaction or series of related transactions

Signature Page to Aligos Therapeutics, Inc.

Convertible Promissory Note

principally for bona fide equity financing purposes (including, but not limited to, the Next Equity Financing) in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof occurs.

(d)    “Common Stock” shall mean the Company’s common stock, par value US$0.0001 per share.

(e)     “Conversion Price” shall mean:

(i)    with respect to a conversion pursuant to Section 6.1 below, the price paid per share for Equity Securities by the investors in the Next Equity Financing;

(ii)    with respect to a conversion pursuant to Section 6.2 below, the price per share equal to the fair market value of the Common Stock at time of such conversion as determined by the Company’s Board of Directors; and

(iii)    with respect to a conversion pursuant to Section 6.3 below, the price per share equal to the fair market value of the Common Stock at time of such conversion as determined by the Company’s Board of Directors.

(f)    “Conversion Shares” shall, for purposes of determining the type of Equity Securities issuable upon conversion of the Note, mean:

(i)    if the Note is converted to equity pursuant to Section 6.1 below, the Equity Securities issued in the Next Equity Financing;

(ii)    if the Note is converted to equity pursuant to Section 6.2 below, shares of Common Stock; and

(iii)    if the Note is converted to equity pursuant to Section 6.3 below, shares of Common Stock.

(g)    “Equity Securities” shall mean the Company’s Common Stock or preferred stock or any securities conferring the right to purchase the Company’s Common Stock or preferred stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or preferred stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

(h)    “Initial Public Offering” or “IPO” shall mean the closing of the issuance and sale of shares of Equity Securities of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the Act.

(i)    “Maturity Date” shall be the eighteen (18) month anniversary of the Date of Issuance.

(j)    “Next Equity Financing” shall mean the next sale (or series of related sales) by the Company of its Equity Securities following the date of this Agreement from which the

Company receives gross proceeds of not less than ten million dollars (US$10,000,000) (excluding the aggregate amount of the Note converted into Equity Securities pursuant to Section 6 below and any other debt securities converted into Equity Securities); provided, that an Initial Public Offering shall not qualify as a Next Equity Financing.

(k)    “Note” shall mean this convertible promissory note.

2.    Maturity. Unless earlier converted into Conversion Shares pursuant to the conversion provisions set forth herein, the outstanding principal and accrued interest shall be due and payable by the Company on written demand by the Lender delivered to the Company at any time after the Maturity Date.

3.    Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to accrued interest due and payable and any remainder applied to principal. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. This Note shall not be pre-paid without prior consent of the Lender. If the Company dissolves or liquidates while this Note is outstanding, Company shall satisfy in full any obligations hereunder before paying any stockholders of the Company for their capital stock.

4.    Security. This Note is a general unsecured obligation of the Company.

5.    Priority. This Note will be subordinate in right of payment to all current and future Company indebtedness to banks, leasing or equipment financing institutions and other financial institutions engaged in the business of lending money, which is for money borrowed or purchased or leasing of equipment in the case of lease or other equipment financing, whether or not secured.

6.    Conversion of the Note.

6.1    Next Equity Financing. The outstanding principal and unpaid accrued interest of the Note shall be automatically converted into Conversion Shares upon the initial closing of a Next Equity Financing. Notwithstanding the foregoing, accrued interest on the Note may be paid in cash at the option of the Company. The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on the Note, on the date of conversion, by the Conversion Price. At least three (3) days prior to the closing of the Next Equity Financing, the Company shall deliver notice to Lender at the address last shown on the records of the Company for Lender or given by Lender to the Company for the purpose of notice (or, if no such address appears or is given, at the place where the principal executive office or residence of Lender is located), notifying Lender of the conversion to be effected and the terms under which the Equity Securities of the Company will be sold in such financing. The issuance of Conversion Shares pursuant to the conversion of the Note shall be upon and subject to the same terms and conditions applicable to the Equity Securities sold in the Next Equity Financing, including any minimum shareholding requirements for the exercise of certain stockholder rights. Lender hereby agrees to execute and become party to all customary agreements that the Company reasonably requests in connection with such Next Equity Financing.

6.2    Optional Conversion. If the Next Equity Financing has not occurred on or before the 180-day anniversary of the Date of Issuance (the “Optional Conversion Date”), the outstanding principal and unpaid accrued interest due on the Note, at the option of Lender, upon delivery of written notice to the Company on or after the Optional Conversion Date, may be, in whole or in part, paid in cash or converted into Conversion Shares. The number of Conversion Shares to be issued upon conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on the Note to be converted, or portion thereof, on the date of conversion by the Conversion Price.

6.3    Change of Control or IPO. In the event of a Change of Control or Initial Public Offering prior to the time when the Note may be converted (as provided herein), all outstanding principal and unpaid accrued interest due on the Note shall be automatically converted in full into Conversion Shares immediately prior to the closing of the Change of Control or Initial Public Offering. The number of Conversion Shares to be issued upon conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on the Note, or portion thereof, on the date of conversion by the Conversion Price.

6.4    No Fractional Shares. Upon the conversion of the Note into Conversion Shares, any fraction of a share will be rounded down to the next whole share of the Conversion Shares. In lieu of any fractional shares to which Lender would otherwise be entitled, the Company shall pay Lender cash equal to such fraction multiplied by the Conversion Price.

6.5    Mechanics of Conversion. Before Lender shall be entitled to convert the Note into Conversion Shares, Lender shall give written notice to the Company of the election to convert the Note into Conversion Shares. The Company shall not be required to issue or deliver the Conversion Shares until Lender has surrendered the Note to the Company. Such conversion may be made contingent upon the closing of the Next Equity Financing, Change of Control or Initial Public Offering. Upon the conversion of the Note, Lender shall have no further rights under the Note, whether or not the Note is surrendered. As promptly as practicable after the conversion of this Note, Company at its expense shall issue and deliver to Lender, upon surrender of the Note, a certificate or certificates for the number of shares of stock issuable upon such conversion.

7.    California Corporate Securities Law THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

8.    Defaults and Remedies.

8.1    Events of Default. The following events shall be considered events of default with respect to the Note (each individually an “Event of Default”):

(a)    If the Company defaults in the payment of any part of the principal or unpaid accrued interest on the Note and the Company fails to cure such breach within thirty (30) days after receipt of written notice thereof from the holder, after the earlier of (i) the date on which the holder demands payment on or subsequent to the Maturity Date or (ii) the date fixed for payment by acceleration or otherwise;

(b)    If the Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition for bankruptcy, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company, or if all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders take any action looking to the dissolution or liquidation of the Company; or

(c)    If upon sixty (60) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding has not been dismissed, or if upon sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment has not been vacated.

8.2    Remedies. Upon the occurrence of an Event of Default under Section 8.1 hereof, at the option and upon the declaration of Lender and upon written notice to the Company, the entire unpaid principal and accrued and unpaid interest on the Note shall, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and Lender may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under the Note and exercise any and all other remedies granted to it at law, in equity or otherwise. Alternatively, on the occurrence of an Event of Default under Section 8.1 hereof, at the option and upon the declaration of Lender and upon written notice to the Company, Lender may charge a default rate of interest equal to 12% per annum on the unpaid principal of this Note, any accrued interest and all other sums due under this Note from and after the date of default until paid in full.

9.    Officers and Directors Not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

10.    Pari Passu Notes. The Lender acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the notes issued pursuant to that certain Note and Warrant Purchase Agreement, by and among the Company and each of the lenders as set forth on the Schedule of Lenders attached thereto, dated as of March 26, 2018.

11.    “Market Stand-Off” Agreement. Lender hereby agrees that in connection with an IPO, upon the request of the underwriters managing such IPO, that such Lender shall not (a)

lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (b) enter into any hedging swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, any Common Stock (or other securities) of the Company held by such Lender (whether such shares or any such securities are then owned by the Lender or are thereafter acquired) (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act in connection with the Company’s IPO (or such longer period of time as may be required to accommodate regulatory restrictions on (x) the publication or other distribution of research reports and (y) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), as applicable, (or any successor rules or amendments thereto)) (the “Standoff Period”). Lender agrees to execute and deliver such other agreements that are reasonably requested by the Company or the underwriter which are consistent with the foregoing and which are necessary to give further effect thereto. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the Standoff Period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

12.    Stock Purchase Agreement. Each Lender understands and agrees that the conversion of the Note into Conversion Shares may require, and such conversion may be conditioned upon, such Lender’s execution of certain agreements in the form agreed to by investors in the Next Equity Financing, relating to the purchase and sale of such securities as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities.

13.    Interest Cutoff. If a Change of Control or Next Equity Financing is consummated, all interest on this Note shall be deemed to have stopped accruing as of a date selected by the Company that is up to 10 days prior to the signing of the definitive agreement for the Change of Control or Next Equity Financing.

14.    Miscellaneous

14.1    Governing Law. This Note shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California. Notwithstanding any provision of this Note to the contrary, this Note shall be (to the extent necessary to satisfy the requirements of Section 22062(b)(3)(D) of the California Financial Code) subject to the implied covenant of good faith and fair dealing arising under Section 1655 of the California Civil Code.

14.2    Successors and Assigns. This Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note. Notwithstanding the forgoing, any transfer of this Note may be effected only in accordance with the provisions of this Note and the consent of the Company and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, as well as all other terms and conditions contained in this Note, and agrees to comply with all such terms and conditions for the benefit of the Company and Lender.

14.3    Accredited Investor Representation. By accepting this Note and countersigning below, the Lender represents and warrants to the Company that such Lender is an “accredited investor” as defined in Rule 501(a) under the Act.

14.4    No “Bad Actor” Disqualification. Lender hereby represents that no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Act (a “Disqualification Event”) is applicable to Lender or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Note, “Rule 506(d) Related Party” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity that is a beneficial owner of Lender’s securities for purposes of Rule 506(d) of the Act.

14.5    No Rights as Stockholder. Until the conversion of this Note, the Lender shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

14.6    Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. The terms and provisions of this Note may be modified or amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Lender.

14.7    Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

14.8    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day; (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to the Company shall be sent to:

Aligos Therapeutics, Inc.

1 Corporate Drive, 2nd Floor

South San Francisco, CA 94080

Attn: CEO

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Mark V. Roeder

Facsimile: (650) 463-2600

Email: [****]

All communications to the Lender shall be sent to:

Emory University

1599 Clifton Road NE, 4th Floor

Atlanta, GA 30322

Attn: Director, Office of Technology Transfer

Email: [****]

14.9    Severability. If any provision of this Note is held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14.10    Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

14.11    Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any counterpart delivered electronically by .pdf transmission or by facsimile shall be binding to the same extent as an original counterpart with regard to any agreement subject to the terms hereof or any amendment thereto.

14.12     No Usury This Note is hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Lender hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of the State of California. If at any time the performance of any provision hereof involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Lender hereof that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (a) the agreed rate of interest set forth in the Note or (b) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provisions of this Section 14.12 shall never be superseded or waived and shall control every other provision of this Note.

14.13    Waiver of Jury Trial TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

[Signature Page Follows]

Appendix C

LICENSED COMPOUNDS

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Omitted pursuant to Regulation S-K, Item 601(a)(5)